REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of ____________, 2014 by and among BONE BIOLOGICS, CORP., a Delaware corporation (the “Company”), MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC., a California Corporation (“MTF”), AFH HOLDING AND ADVISORY, LLC, a Delaware limited liability company (“AFH”) and HANKY INVESTMENT COMPANY, L.P. (‘HIC’) (MTF, HIC and AFH each a “Stockholder” and collectively referred to as the “Stockholders”).

RECITALS

A. The Company, AFH Acquisition X, Inc. (“AFH Acquisition”), a wholly-owned subsidiary of AFH, Bone Biologics Acquisition Corp., a wholly-owned subsidiary of AFH Acquisition (“Merger Sub”), and Bone Biologics, Inc. (“Bone Bio”) has entered into that certain Agreement and Plan of Merger, dated ______________ (the “Merger Agreement”)

B. Under the terms of the Merger Agreement, the Merger Sub merged with and into Bone Bio, the separate corporate existence of Merger Sub ceased and the Bone Bio continued as the surviving corporation and a wholly owned subsidiary of AFH Acquisition (the “Merger”). In connection with the Merger, AFH Acquisition changed its name to Bone Biologics, Corp., herein also referred to as the “Company.”

C. The Stockholders hold certain shares of common stock, par value $ 0.001 (“Common Stock”), in the Company (the “Shares”).

D. Pursuant to the terms of the Merger Agreement, MTF and AFH have certain demand registration rights and unlimited piggyback registration rights for the Shares.

AGREEMENTS

In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. In addition to terms defined elsewhere herein, as used in this Agreement, the terms:

“Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity and, for any person that is a partnership, will also include any general or limited partner of such partnership.

“Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in California or New York are obligated by any legal requirement to close.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Public Offering” means the Company’s first underwritten Public Offering.

“Public Offering” means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any comparable federal statute then in effect.

“Registrable Shares” means at any time (i) any shares of Common Stock beneficially held, directly or indirectly, by MTF, HIC and AFH as of the date of this agreement, respectively; and (ii) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities or which were issued as a dividend or other distribution with respect to or in replacement of such shares referred to in (i); provided, however, that Registrable Shares shall not include any shares which have been sold pursuant to an effective registration statement under the Securities Act or which have been sold to the public pursuant to Rule 144 under the Securities Act or any other available exemption to the Securities Act. For purposes of this Agreement, a person will be deemed to be a holder of Registrable Shares whenever such person has the then existing right to acquire such Registrable Shares (by conversion or otherwise), whether or not such acquisition actually has been effected (it being understood, however, that any Registrable Shares which are not shares of Common Stock shall be converted into or exercised for shares of Common Stock immediately prior to the filing of any registration pursuant to which such Common Stock is to be registered).

“Securities Act” means the Securities Act of 1933, as amended.

2. Demand Registration.

2.1 Requests for Registration. Subject to the terms of this Agreement, on or before thirty (30) days after the date the Current Form 8K regarding the Merger Agreement is filed with the Commission (the “8K Filing Date”), the Company will seek registration under the Securities Act of all or part of their Registrable Shares on Form S-1 or any similar long-form registration (“Long-Form Registration”) or, if available, on Form S-2 or S-3 or any similar short-form registration (“Short-Form Registration”) (either of such registrations, a “Demand Registration”). Within five (5) days of the 8K Filing Date, the Company will, subject to Section 2.2 below, give written notice of its intent to make a Demand Registration to all other holders of Registrable Shares and will include in such registration all Registrable Shares with respect to which the Company has received written requests for inclusion within twenty-five (25) days after delivery of the Company’s notice. MTF, HIC and AFH will each be entitled to request two (2) Long-Form Registrations or Short-Form Registrations, in which the Company will pay, in each case, all Registration Expenses (as defined in Section 6 below). A registration will not constitute one of the permitted Demand Registrations until it has become effective and the holder of the Registrable Shares, as applicable, have been able to register and sell at least fifty percent (50%) of its Registrable Shares, respectively, requested to be included in such registration. The Company shall be entitled to include in any Demand Registration shares to be sold by the Company for its own account, provided that in the event that the number of shares included by the Company exceeds fifty percent (50%) of the shares registered in such registration, such registration will not count as a Demand Registration hereunder.

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2.2 Priority. The Company will include in any Demand Registration any Registrable Shares, or any other securities; provided, however, if the Demand Registration is an underwritten offering and the managing underwriter(s) advise the Company in writing that in their opinion the number of securities requested to be included exceeds the number of securities which can reasonably be sold in such offering, the Company will include in such registration, first, the Registrable Shares requested to be included in such Demand Registration pro rata among the holders of such Registrable Shares on the basis of the number of shares which such holders requested to be included in such registration, and second, the other securities to be included in such Demand Registration pro rata among the holders of such shares on the basis of the number of shares which such holders requested to be included in such registration.

2.3 Selection of Underwriters. MTF and AFH, as applicable, shall have the right to select the managing underwriter(s) to administer the offering anticipated by any of their Demand Registrations, subject, in each case, to the Company’s approval which will not be unreasonably withheld or delayed, and the Company shall have the right to select the managing underwriters for all other registrations and provided further that such managing underwriter(s) selected by MTF and AFH as applicable, shall be qualified nationally recognized underwriters. In the event that MTF and/or AFH shall have selected an underwriter, such Stockholder shall be required to pay any expenses related to such underwriter including any legal expenses of the Company related to such offering.

3. Piggyback Registration.

3.1 Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration hereunder) and the registration form to be used may be used for the registration of any Registrable Shares (a “Piggyback Registration”), the Company will give prompt written notice to all holders of the Registrable Shares of its intention to effect such a registration and will include in such registration all Registrable Shares (in accordance with the priorities set forth in Sections 3.2 and 3.3 below) with respect to which the Company has received written requests for inclusion within fifteen (15) days after the delivery of the Company’s notice.

3.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can reasonably be sold in such offering, the Company will include in such registration first, the securities that the Company proposes to sell, second, the Registrable Shares requested to be included in such registration, pro rata among the holders of such Registrable Shares on the basis of the number of shares which such holders requested to be included in such registration, and third, other securities requested to be included in such registration.

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3.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than a Demand Registration and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can reasonably be sold in such offering, the Company will include in such registration first, the securities requested to be included therein by the holders requesting such registration, the Registrable Shares requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares which by such holders requested to be included in such registration, and, second, other securities requested to be included in such registration.

3.4 Selection of Underwriters. In connection with any Piggyback Registration in which MTF and/or AFH elected to include Registrable Shares, the Company shall have the right to select the managing underwriters.

4. Holdback Agreements.

4.1 Holders’ Agreements. Each holder of Registrable Shares agrees not to effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the six (6) months following, the effective date of the Merger Agreement.

5. Registration Procedures. Whenever the holders of Registrable Shares have requested that any Registrable Shares be registered pursuant to this Agreement, the Company will use its commercially reasonable best efforts to effect the registration of such Registrable Shares in accordance with the terms of this Agreement.

(a) prepare and file with the Commission a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to the counsel or counsels for the sellers of the Registrable Shares covered by such registration statement);

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than twelve months or until all Registrable Securities registered pursuant to such registration statement have been sold.

(c) notify each seller of such Registrable Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading and, at the request of any such seller, the Company will use commercially reasonable efforts to prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the sellers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

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(d) use commercially reasonable efforts to cause all such Registrable Shares to be listed on each securities exchange or national quotation system on which similar securities issued by the Company are then listed or quoted;

(e) enter into an underwriting agreement in customary form if requested by the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to facilitate the disposition of such Registrable Shares;

(f) advise each stockholder of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(g) at least forty eight (48) hours prior to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, furnish a copy thereof to each seller of such Registrable Shares; and

(h) at the request of any seller of such Registrable Shares in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such underwriters and sellers may reasonably request, including such matters as are customarily furnished in connection with an underwritten offering; (ii) a letter or letters from the independent certified public accountants of the Company addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such underwriters and sellers may reasonably request, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of the Company included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act; and (iii) officers or employees for participation in the “road shows” for such underwritten offering provided that the Stockholders shall be required to pay the costs of such items.

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6. Registration Expenses.

6.1 Company’s Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants (including all special audit and financial statement costs), and other persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company.

6.2 Holder’s Expenses. Notwithstanding anything to the contrary contained herein, each holder of Registrable Shares will pay all discounts and commissions attributable to their respective shares and all attorney fees and disbursements for counsel they retain in connection with the registration of Registrable Shares, as the case may be.

7. Indemnification.

7.1 By the Company. The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Shares, its officers, directors and trustees and each person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation, attorney’s fees) caused by or relating to any action or proceeding arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except such indemnification shall not be available to a holder, its officers and directors or controlling person insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Shares. The payments required by this Section 7.1 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.

7.2 By Each Holder. In connection with any registration statement in which a holder of Registrable Shares is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Shares and the liability of each such holder of Registrable Shares will be limited to and in proportion to the net amount received by such holder from the sale of Registrable Shares, as the case may be, pursuant to such registration statement.

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7.3 Procedure. Any person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is prejudiced by the failure to give such notice), and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7.4 Contribution. If the indemnification provided for in this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses to which such indemnified party would be otherwise entitled under Section 7, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall any person be required to contribute an amount greater than the dollar amount of the proceeds received by such person with respect to the sale of any Registrable Shares.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The contribution provided for in this Section 7.4 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party.

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7.5 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, trustee or controlling person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

8. Compliance with Rule 144. In the event that the Company (a) registers a class of securities under Section 12 of the Exchange Act, (b) issues an offering circular meeting the requirements of Regulation A under the Securities Act or (c) commences to file reports under Section 13 or 15(d) of the Exchange Act, then at the request of any holder who proposes to sell securities in compliance with Rule 144 of the Commission, the Company will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, as such rule may be amended from time to time and (ii) make available to the public and such holders such information as will enable the holders to make sales pursuant to Rule 144.

9. Participation in Underwritten Registrations. No person may participate in any registration hereunder which is underwritten unless such person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such person or persons entitled hereunder to approve such arrangements, (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, (c) provides all customary information reasonably requested by the Company or underwriter in connection with such registration, including copies of customary documents, instruments and agreements and (d) complies with all applicable federal and state securities laws in connection with such registration.

10. Miscellaneous.

10.1 Successors and Assigns. This Agreement is not assignable by any Stockholder without the express written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of holders of Registrable Shares are also for the benefit of, and enforceable by, any subsequent holders of such Shares.

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10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.3 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

10.4 Notices. Any notices and other communications hereunder shall be in writing and shall be deemed given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service (providing written proof of delivery), such as Federal Express, (iii) on the date of confirmation of receipt (or, the first Business Day following receipt if the date is not a Business Day) if sent via facsimile to the parties hereto at the following address, or at such other address for a party as shall be specified by like notice, provided that a notice of change in address shall not be deemed to have been given until received by the addressee:

If to the Company, to:
Bone Biologics, Corp.
175 May Street, Suite 400
Edison, NJ 08837
Attention: Michael Schuler
Facsimile No.: (732) 661-2152
Telephone No.: (732) 661-2589

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
550 S. Hope Street
Los Angeles, CA 90071
Attention: Ann Lawrence
Facsimile: (213) 330-7555
Telephone: (213) 330-7755

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If to the AFH, to:	AFH Holding and Advisory, LLC
4751 Wilshire Blvd., Suite 110
Los Angeles, CA 90010
Attention: Eugene Leydiker
Facsimile No.: (323) 692-4126
Telephone No.: (323) 692-4026

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, N.Y. 10022
Attention: Bill Haddad
Facsimile No.: (212) 521-5450
Telephone No.: (212) 549-0379

If to the MTF, to:
Musculoskeletal Transplant Foundation
125 May Street
Edison, NJ 08837
Attention: Bruce Stroever, President, CEO
Facsimile No.: (732) 661-2297
Telephone No.: (732) 661-0202

10.5 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Delaware applicable to contracts made and wholly to be performed in that state.

10.6 Final Agreement. This Agreement, together with the Merger and all other agreements entered into by the parties hereto, constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

10.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

10.8 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, regardless of which party drafted this Agreement.

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10.9 Amendment. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company, MTF and AFH. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

10.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

[The Rest of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first set forth above.

BONE BIOLOGICS, CORP.

By:	/s/ Michael Schuler
Name:	Michael Schuler
Its:	Chief Executive Officer and Director

AFH HOLDING AND ADVISORY, LLC

By:	/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Its:	Managing Director

THE MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.

By:	/s/ Michael J. Kawas
Name:	Michael J. Kawas
Its:	Executive Vice President and Chief Financial Officer

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